SECURITIES AND EXCHANGE COMMISSION
                    Washington, D. C.  20549

                          SCHEDULE 13G
            Under the Securities Exchange Act of 1934

                        (Amendment No. 1)

                      Metris Companies Inc.
                        (Name of Issuer)

              Common Stock, par value $.01 per share
                  (Title of Class of Securities)

                           591598 10 7
                         (CUSIP Number)

                       September 25, 1998
     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the appropriate rule pursuant to which this Schedule is filed.

       [__]  Rule 13d-1(b)
       [__]  Rule 13d-1(c)
       [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 591598 10 7


1)   Names of Reporting Persons.  I.R.S. Identification Nos. of
     Above Persons (entities only)
     Fingerhut Companies, Inc.
     IRS # 41-1396490

2)   Check the Appropriate Box if a Member of a Group
     (a) [__]

     (b) [__]
-----------------------------------------------------------------
3)   SEC Use Only
_________________________________________________________________

4)   Citizenship or Place of Organization
     Minnesota

                               5)     SOLE VOTING POWER
         NUMBER                             -0-
         OF                    6)     SHARED VOTING POWER
         SHARES                             -0-
         BENEFICIALLY
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                               -0-
         REPORTING
         PERSON                8)    SHARED DISPOSITIVE POWER
         WITH                               -0-

9)   Aggregate Amount Beneficially Owned by Each Reporting Person
     None

10)  Check if the Aggregate Amount in Row (9) Excludes Certain
     Shares       [      ]

11)  Percent of Class Represented by Amount in Row (9)
     0%

12)  Type of Reporting Person
     CO

SCHEDULE 13G
Item 1(a)       Name of Issuer:
                Metris Companies Inc.

Item 1(b)       Address of Issuer's Principal Executive Offices:
                600 S. Highway 169, Suite 1800
                St. Louis, Park, MN 55426

Item 2(a)       Name of Person Filing:
                Fingerhut Companies, Inc.

Item 2(b)       Address of Principal Business Office or, if none,
                Residence:
                4400 Baker Road
                Minnetonka, MN  55343

Item 2(c)       Citizenship:
                Minnesota

Item 2(d)       Title of Class of Securities:
                Common Stock, par value $.01 per share

Item 2(e)       CUSIP Number:
                591598 10 7

Item 3.         Person filing is a:
                Not Applicable

Item 4.         Ownership.

     (a)  Amount Beneficially Owned:
            NA

     (b)  Percent of Class:
            NA

     (c)  Number of shares as to which such person has:
          (i)   sole power to vote or to direct the vote    -0-
          (ii)  shared power to vote or to direct the vote  -0-
          (iii) sole power to dispose or to direct the
                disposition of                              -0-
          (iv)  shared power to dispose or to direct the
                disposition of                              -0-

Item 5.         Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                        -0-

Item 7.     Identification and Classification of the
         Subsidiary Which Acquired the Security Being Reported on By The Parent Holding Company.

                        Not Applicable

Item 8.     Identification and Classification of Members of the Group.

                        Not Applicable

Item 9.      Notice of Dissolution of Group

                        Not Applicable

Item 10.     Certification

                         Not Applicable

                            SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 5, 1998

/s/Michael P. Sherman
(Signature)

Michael P. Sherman
Executive Vice President,
Business Development, General Counsel and Secretary
(Name and Title)